Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

James Moniz	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

INTEVAC ANNOUNCES FIRST QUARTER 2015 FINANCIAL RESULTS

Santa Clara, Calif.—May 4, 2015—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the first quarter ended April 4, 2015.

“We are pleased to report financial results at the high end of guidance and continued progress toward our strategic growth objectives in the first quarter of 2015,” commented Wendell Blonigan, president and chief executive officer of Intevac. “First-quarter revenues included the successful sign-off on our pilot tool for the cover panel display protective coatings market, a new application for Intevac. We also saw our hard drive customers slightly loosen their constrained capital budgets, with our non-systems hard drive equipment business coming in ahead of our expectations driven by increased upgrades activity in the quarter.

“In our Thin-film equipment growth strategy, we are very pleased to have completed the second milestone in our solar implant joint development program. This milestone was the key technology gate and we are moving to the next phase of the program. Our solar PVD tool is awaiting customer sign-off and is running in production at a leading Tier 1 solar company. Photonics sales have moderated from their peak levels but showed solid performance compared to the same period last year. We continue to drive growth strategies within our current cost structure and completed another $3 million of stock repurchases, evidence of our objective to operate our business in the best long-term interest of our stockholders.”

($ Millions, except per share amounts)	Q1 2015		Q1 2014
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$19.9	$19.9	$17.0	$17.0
Operating Loss	$(2.9)	$(2.8)	$(4.7)	$(4.4)
Net Loss	$(2.9)	$(2.8)	$(4.5)	$(4.3)
Net Loss per Share	$(0.12)	$(0.12)	$(0.19)	$(0.18)

Intevac’s non-GAAP adjusted results exclude the impact of the following, where applicable: (1) restructuring charges; and (2) changes in fair value of contingent consideration liabilities associated with business combinations. A reconciliation of the GAAP and non-GAAP adjusted results is provided in the financial table included in this release. See also “Use of Non-GAAP Financial Measures” section.

First Quarter 2015 Summary

The net loss was $2.9 million, or $0.12 per share, compared to a net loss of $4.5 million, or $0.19 per share in the first quarter of 2014. The non-GAAP net loss was $2.8 million or $0.12 per share. This compares to the first quarter 2014 non-GAAP net loss of $4.3 million or $0.18 per share.

Revenues were $19.9 million, including $10.6 million of Thin-film Equipment revenues and Photonics revenues of $9.3 million. Thin-film Equipment revenues consisted of one 200 Lean®

system, one PVD display cover panel coating system, upgrades, spares and service. Photonics revenues consisted of $1.8 million of research and development contracts and $7.5 million of product sales comprising 80% of Photonics revenues. In the first quarter of 2014, revenues were $17.0 million, including $9.0 million of Thin-film Equipment revenues and Photonics revenues of $8.0 million, which included $4.3 million of product sales and of $3.7 million of research and development contracts.

Thin-film Equipment gross margin was 28.5%, up compared to 22.2% in the first quarter of 2014, and higher compared to (20.1)% in the fourth quarter of 2014. The fourth quarter Thin-film Equipment gross margin reflected a $3.1 million reserve against certain solar implant inventory, equivalent to 34.3 percentage points of margin. Photonics gross margin was 42.1%, compared to 35.2% in the first quarter of 2014 and 44.4% in the fourth quarter of 2014. The improvement from the first quarter of 2014 was primarily due to a change in product mix to higher margin product sales. Consolidated gross margin was 34.8%, compared to 28.3% in the first quarter of 2014 and 13.6% in the fourth quarter of 2014.

R&D and SG&A expenses were $9.9 million and were up compared to $9.5 million in the first quarter of 2014 and $8.2 million in the fourth quarter of 2014. Lower R&D spending in the fourth quarter was due primarily to costs recovered under an NRE arrangement in Thin-film Equipment.

Order backlog totaled $39.2 million on April 4, 2015, compared to $48.4 million on January 3, 2015 and $51.9 million on March 29, 2014. Backlog at quarter end included two solar systems, compared to backlog as of January 3, 2015 which included one 200 Lean system, two solar systems and one PVD display cover panel coating system, and compared to backlog as of March 29, 2014 which included one solar system and one PVD display cover panel coating system.

The company ended the quarter with $63.3 million of total cash, restricted cash and investments and $91.1 million in tangible book value.

The company repurchased 443,000 shares of common stock for a total of $3.0 million during the first quarter. As of April 4, 2015 the company has repurchased 1.9 million shares for $13.0 million out of the $30 million plan announced in November of 2013.

Use of Non-GAAP Financial Measures

Intevac’s non-GAAP results exclude the impact of the following, where applicable: (1) restructuring charges; and (2) changes in fair value of contingent consideration liabilities associated with business combinations. A reconciliation of the GAAP and non-GAAP results is provided in the financial tables included in this release.

Management uses non-GAAP results to evaluate the company’s operating and financial performance in light of business objectives and for planning purposes. These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Intevac believes these measures enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP.

Conference Call Information

The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (877) 334-0811 prior to the start time. For international callers, the dial-in number is (408) 427-3734. You may also listen live via the Internet at the company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. EST. You may access the replay by calling (855) 859-2056 or, for international callers, (404) 537-3406, and providing Replay Passcode 20797975.

About Intevac

Intevac was founded in 1991 and has two businesses: Thin-film Equipment and Photonics.

In our Thin-film Equipment business, we are a leader in the design and development of high-productivity, thin film processing systems. Our production-proven platforms are designed for high-volume manufacturing of substrates with precise thin film properties.

Intevac is the market and technology leader in the hard drive industry, with our systems processing approximately 60% of all magnetic disk media produced worldwide. Our high-performance, high-throughput technology solutions continue to expand into additional markets – including solar and adjacent thin film deposition applications.

In our Photonics business, we are a recognized leading developer of advanced high-sensitivity digital sensors, cameras and systems that primarily serve the defense industry. We are the sole-source provider of integrated digital imaging systems for most U.S. military night vision programs.

For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

200 Lean® is a registered trademark and INTEVAC MATRIX™ and INTEVAC VERTEX™ are trademarks of Intevac, Inc.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: the ability to leverage technology into new markets, customer penetration and adoption, and future revenue growth and profitability. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: technology risk and challenges achieving customer adoption and commercial success in adjacent markets and delays in shipping deposition systems or Photonics cameras, each of which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s periodic filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three months ended
	April 4, 2015	March 29, 2014
Net revenues
Thin-film Equipment	$10,628	$9,047
Photonics	9,257	7,968

Total net revenues	19,885	17,015
Gross profit	6,922	4,810
Gross margin
Thin-film Equipment	28.5%	22.2%
Photonics	42.1%	35.2%

Consolidated	34.8%	28.3%
Operating expenses
Research and development	4,608	4,273
Selling, general and administrative	5,279	5,210
Acquisition-related[1]	(26)	51

Total operating expenses	9,861	9,534

Total operating loss	(2,939)	(4,724)
Operating income (loss)
Thin-film Equipment[1]	(3,297)	(4,141)
Photonics	1,477	908
Corporate	(1,119)	(1,491)

Total operating loss	(2,939)	(4,724)
Interest and other income	79	73

Loss before income taxes	(2,860)	(4,651)
Provision for (benefit from) income taxes	33	(130)

Net loss	$(2,893)	$(4,521)

Loss per share
Basic and Diluted	$(0.12)	$(0.19)
Weighted average common shares outstanding
Basic and Diluted	23,229	23,858

[1]	Amounts for all periods presented include changes in fair value of contingent consideration obligations associated with the Solar Implant Technology (SIT) acquisition in 2010.

INTEVAC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	April 4, 2015	January 3, 2015
	(Unaudited)	(see Note)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$50,334	$51,080
Accounts receivable, net	11,561	12,087
Inventories	18,966	19,212
Prepaid expenses and other current assets	1,836	1,727

Total current assets	82,697	84,106
Long-term investments	11,189	17,542
Restricted cash	1,780	1,780
Property, plant and equipment, net	12,784	12,826
Intangible assets, net	3,753	3,966
Other long-term assets	99	55

Total assets	$112,302	$120,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,767	$4,640
Accrued payroll and related liabilities	2,849	3,977
Other accrued liabilities	5,137	8,277
Customer advances	2,365	2,551

Total current liabilities	15,118	19,445
Other long-term liabilities	2,285	2,200
Stockholders’ equity
Common stock ($0.001 par value)	23	23
Additional paid in capital	163,391	161,271
Treasury stock, at cost	(12,976)	(9,989)
Accumulated other comprehensive income	648	619
Accumulated deficit	(56,187)	(53,294)

Total stockholders’ equity	94,899	98,630

Total liabilities and stockholders’ equity	$112,302	$120,275

Note: Amounts as of January 3, 2015 are derived from the January 3, 2015 audited consolidated financial statements.

INTEVAC, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(Unaudited, in thousands, except per share amounts)

	Three months ended
	April 4, 2015	March 29, 2014
Non-GAAP Loss from Operations
Reported operating loss (GAAP basis)	$(2,939)	$(4,724)
Restructuring charges[1]	148	227
Change in fair value of contingent consideration obligations[2]	(26)	51

Non-GAAP Operating Loss	$(2,817)	$(4,446)
Non-GAAP Net Loss
Reported net loss (GAAP basis)	$(2,893)	$(4,521)
Restructuring charges[1]	148	227
Change in fair value of contingent consideration obligations[2]	(26)	51
Income tax effect of non-GAAP adjustments[3]	—	(8)

Non-GAAP Net Loss	$(2,771)	$(4,251)
Non-GAAP Loss Per Share
Reported loss per share (GAAP basis)	$(0.12)	$(0.19)
Restructuring charges[1]	0.01	0.01
Change in fair value of contingent consideration obligations[3]	—	—
Non-GAAP Loss Per Share	$(0.12)	$(0.18)
Weighted average number of shares outstanding	23,229	23,858

[1]	Results for all periods presented include severance and other employee-related costs related to various restructuring programs.
[2]	Results for all periods presented include changes in fair value of contingent consideration obligations associated with the Solar Implant Technology (SIT) acquisition in 2010.
[3]	The amount represents the estimated income tax effect of the non-GAAP adjustments. The company calculated the tax effect of non-GAAP adjustments by applying an applicable estimated jurisdictional tax rate to each specific non-GAAP item.